Exhibit 5.1

May 15, 2018
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277

Re:	Registration Statement on Form S-3 filed by Babcock & Wilcox Enterprises, Inc.
Ladies and Gentlemen:
We have acted as counsel for Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders of up to 23,400,809 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day